EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and between

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
a Florida corporation

and

CHINA INFORMATION SECURITY TECHNOLOGY, INC.
a Nevada corporation

Dated as of April 2, 2008

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of April 2, 2008, is entered into between China Public Security Technology, Inc., a Florida corporation (the "Company") and China Information Security Technology, Inc., a Nevada corporation and a wholly owned subsidiary of the Company ("CIST"). The Company and CIST are sometimes together referred to herein as the "Constituent Entities."

RECITALS

WHEREAS, CIST was formed in the State of Nevada on February 13, 2008 as a wholly-owned subsidiary of the Company; and

WHEREAS, the board of directors of each of the Company and CIST deems it advisable and in the best interests of the Company and CIST, respectively, upon the terms and subject to the conditions herein stated, that the Company be merged with and into CIST and that CIST be the surviving corporation (the "Merger"); and

WHEREAS, the Company will submit this Agreement for approval by written consent of the holders of shares of common stock, $0.01 par value, of the Company (the "Common Stock").

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree in accordance with the applicable provisions of the laws of the States of Florida and Nevada which permit such merger, as follows:

ARTICLE I.

MERGER; EFFECTIVE TIME

1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, as defined in Section 1.2 hereof, (a) China Public Security Technology, Inc., a Florida corporation shall be merged with and into (b) China Information Security Technology, Inc., a Nevada corporation and a wholly owned subsidiary of the Company, whereupon the separate existence of the Company shall cease.

1.2     Effective Time. Provided that the terms and conditions set forth herein have been fulfilled or waived in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.3 hereof, the Merger shall become effective on April 7, 2008 (the "Effective Time").

ARTICLE II.

SURVIVING CORPORATION

2.1     Surviving Corporation. China Information Security Technology, Inc. shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Nevada.

ARTICLE III.

TERMS AND CONDITIONS OF THE MERGER

3.1     The Certificate of Incorporation. The articles of incorporation of CIST in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, and shall continue in full force and effect until amended and changed in accordance with the provisions provided therein or the applicable provisions of Nevada Revised Statutes, as amended (the "Nevada Statutes").

3.2     The Bylaws. The bylaws of CIST in effect at the Effective Time shall be the bylaws of the Surviving Corporation, and shall continue in full force and effect until amended and changed in accordance with the provisions provided therein or the applicable provisions of the Nevada Statutes.

3.3     Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, continue to be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.4     Directors. The directors of the Company at the Effective Time shall, from and after the Effective Time, continue to be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.5     Submission to Shareholder Vote. This Agreement shall be submitted to a vote of the shareholders of the Constituent Entities, respectively, as provided by applicable law, and shall take effect, and be deemed to be the Agreement and Plan of Merger of the Constituent Entities, upon the approval or adoption thereof by such shareholders in accordance with the requirements of the laws of the States of Florida and Nevada, respectively.

3.6     Filing of Articles of Merger in the State of Nevada. As soon as practicable after the requisite shareholder approvals referenced in Section 3.5, hereof, articles of Merger (the "Articles of Merger") to effectuate the terms of this Agreement shall be executed by each of the Constituent Entities and thereafter delivered to the Secretary of State for the State of Nevada for filing and recording in accordance with the Nevada Statutes.

3.7     Filing of Articles of Merger in the State of Florida. As soon as practicable after the requisite shareholder approvals referenced in Section 3.6 and the filing of the Articles of Merger pursuant to Section 3.7, each of the Constituent Entities shall take any and all such actions and execute and deliver to the Secretary of State for the State of Florida, any and all documents, certificates or other instruments as may be necessary or appropriate for filing and recording in accordance with the Florida Business Corporation Act, as amended (the "Florida Act"), including articles of merger.

ARTICLE IV.

EFFECT OF MERGER

4.1     Effect of Merger on Constituent Entities. At the Effective Time of the Merger, the Constituent Entities shall become a single corporation, which shall be CIST, and the separate existence of the Company shall cease except to the extent provided by the laws of the States of Florida and Nevada. CIST shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of both a public and private nature, of each of the Constituent Entities; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choices in action, and all and every other interest of, or belonging to, or due to each of the Constituent Entities, shall be taken and deemed to be vested in CIST without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Entities shall not revert or be in any way impaired by reason of the Merger. CIST shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the Constituent Entities and any existing claim, action or proceeding pending by or against either of the Constituent Entities may be prosecuted to judgment as if the Merger had not occurred, or the Surviving Entity may be substituted in such claim, action or proceeding, and neither the rights of creditors nor any liens upon the property of either of the Constituent Entities shall be impaired by the Merger.

4.2     Effect of Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any further action on the part of the Constituent Entities or the shareholders:

(a)     each share of the Common Stock issued and outstanding immediately prior thereto shall be converted into one fully paid and nonassessable share of CIST common stock ("CIST Common Stock"), with the same rights, powers and privileges as the shares of Common Stock so converted, and all shares of such Common Stock shall be cancelled and retired and shall cease to exist.

(b)     all outstanding and unexercised portions of all option, warrant and security exercisable or convertible by its terms into Common Stock (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a "Company Stock Option") shall be assumed by CIST and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of shares of CIST Common Stock as the holder of such Company Stock Option would have been entitled to receive had such holder exercised or converted such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether such Company Stock Option was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions (continuous employment with the Company will be credited to an optionee for purposes of determining the vesting of the number of shares of the Common Stock subject to exercise under an assumed option at the Effective Time). As soon as practicable after the Effective Time, CIST shall deliver to each holder of a Company Stock Option an option, warrant or convertible security, as the case may be, in CIST, and shall take all steps to ensure that a sufficient number of shares of CIST Common Stock is reserved for the exercise of such Company Stock Options for each share of CIST Common Stock so reserved as of the Effective Time.

(c)     No fractional shares of the Common Stock will be issued in connection with the Merger.

(d)     Each share of CIST Common Stock owned by the Company shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

4.3     Certificates. At and after the Effective Time, all of the outstanding certificates that immediately prior thereto represented shares of Common Stock, options, warrants or other securities of the Company (other than shares held by Dissenting Shareholders as defined below), shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective CIST Common Stock, options, warrants or other securities of CIST, as the case may be, into which the shares represented by such certificates have been converted as herein provided and shall be so registered on the books and records of CIST or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to CIST or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Common Stock, options, warrants or other securities of CIST, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V.

STATEMENTS REQUIRED BY LAW

5.1     Service of Process. In accordance with Section 607.1107 of the Florida Act, CIST, as the Surviving Corporation, hereby agrees that at the Effective Time: (a) CIST may be served with process within the State of Florida in any proceeding for the enforcement of any obligation of the Company, as well as for enforcement of any obligation of CIST arising from the Merger, including any suit or other proceeding to enforce the Shareholder's right to dissent, and shall irrevocably appoint the Secretary of State for the State of Florida as its agent to accept service of process in any such suit or other proceedings; (b) CIST will promptly pay to any Dissenting Shareholders of the Company, the amount, if any, to which they are entitled under Section 607.1302 of the Florida Act.

5.2     Dissenting Shareholders. In accordance with Section 92A.190 of the Nevada Statutes, CIST, as the Surviving Corporation, hereby agrees that at the Effective Time: (a) CIST may be served with process within the State of Nevada in any proceeding for the enforcement of any obligation of the Company which accrued before the Effective Time, as well as for enforcement of any obligation of CIST arising from the Merger, including any suit or other proceeding to enforce the Shareholder's right to dissent, and shall irrevocably appoint the Secretary of State for the State of Nevada as its agent to accept service of process in any such suit or other proceedings; (b) CIST will promptly pay to any Dissenting Shareholders of the Company, the amount, if any, to which they are entitled under Sections 92A.300 through 92A.500 of the Nevada Statutes.

ARTICLE VI.

MISCELLANEOUS AND GENERAL

6.1     Condition to Each Party's Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by the holders of Common Stock pursuant to the Florida Act and the Articles of Incorporation of the Company.

6.2     Further Assurances. From time to time, as and when required by CIST or by its successors or assigns, there shall be executed and delivered on behalf of the Company such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate or advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in CIST, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes of this Agreement. The officers and directors of CIST are fully authorized in the name of and on behalf of the Company, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

6.3     Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of the Company and its shareholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or CIST, or any of their respective shareholders, directors or officers.

6.4     Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the Board of Directors of the Constituent Entities may amend, modify or supplement this Agreement, notwithstanding approval of this Agreement by the shareholders; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of Common Stock shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any provision of the certificate of incorporation of the CIST to be effected by the Merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

6.5     Tax-Free Reorganization. The Merger is intended to be a tax-free plan or reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

6.6     Counterparts. In order to facilitate the filing and recording of this Agreement, it may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

6.7     GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

6.8     Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.9     No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6.10     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.11     Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
a Florida corporation

By: /s/ Jiang Huai Lin
Jiang Huai Lin
President and Chief Executive Officer

CHINA INFORMATION SECURITY TECHNOLOGY, INC.
a Nevada corporation

By: /s/ Jiang Huai Lin
Jiang Huai Lin
President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger